Exhibit 10.53

[Date]

[Name and Address]

Re: Tower Automotive, LLC 2010 Long-Term Incentive Program

Dear             :

This letter replaces and supersedes the letter sent to you on March 17, 2010 (the “Original Letter”) regarding your participation in the 2010 Long-Term Incentive Program (the “LTIP Program”) of Tower Automotive, LLC (“Tower”), subject to the paragraph herein referred to as “Effectiveness” and the following:

(a) In the event that Tower (or a corporation into which Tower converts) consummates, on or before October 31, 2010, an underwritten initial public offering pursuant to a registration statement declared effective under the Securities Act of 1933 (any such initial public offering, an “IPO”), then your rights with respect to the IPO under the LTIP Program shall be governed by this letter and the Original Letter shall cease to have any effect.

(b) In the event that prior to the consummation of an IPO, Tower consummates a transaction (other than an IPO) which gives rise to the payment of a bonus to you under the Original Letter, then the Original Letter shall govern your participation in the LTIP Program and this letter shall not apply to such transaction and shall cease to have any effect.

(c) In the event that Tower (or a corporation into which Tower converts) does not consummate an IPO on or before October 31, 2010, this letter shall cease to have any effect except that Tower and you may extend the terms of this letter after October 31, 2010 if mutually agreed in writing by Tower and you.

Your execution of this letter constitutes your agreement that the Original Letter has been replaced and superseded to the extent described above.

As an employee of Tower, or one of its affiliates, you may earn a bonus upon the consummation of an IPO. The terms of the bonus are described in this letter. All references herein to “Tower” in the context of an IPO include any corporation into which Tower converts in connection with an IPO.

Eligibility

If Tower consummates an IPO on or before October 31, 2010 and you meet the eligibility requirements described below, Tower will pay you a special bonus, equal to the Bonus Amount (as defined below), following the consummation of the IPO.

You will be eligible to receive the bonus described in this letter in connection with an IPO that is consummated by October 31, 2010 if you remain employed by Tower or one of its affiliates through the consummation of the IPO. If Tower or its applicable affiliate terminates your employment for any reason other than Cause (as defined below) prior to the consummation of the IPO, and the IPO is consummated by October 31, 2010, then you will be eligible to receive, pursuant to the Plan referenced below and at the time set forth in paragraph 3 below, the same number of shares of common stock of Tower that you would have received under this letter had you (i) remained in the employ of Tower or such affiliate until the consummation of the IPO, (ii) been granted RSUs (as defined below) in connection with the consummation of the IPO in the amount determined under this letter, and (iii) incurred a Non-Cause Termination immediately following the consummation of the IPO (that is, the number of shares determined under the vesting provisions of the first bullet of paragraph 2 below).

You are not eligible for any portion of the bonus described in this letter if you do not meet the eligibility criteria described above.

For purposes of this letter, the term “Cause” has the meaning ascribed to that term in your employment agreement, if you are party to such an agreement, and otherwise means: (i) commission of a felony by you; (ii) acts of dishonesty by you resulting or intending to result in personal gain or enrichment at the expense of Tower or any of its affiliates; (iii) appropriation (or attempted appropriation) by you of any business opportunity of Tower or any of its affiliates, including, without limitation, attempting to secure or securing any personal profit or benefit in connection with any transaction entered into by or on behalf of Tower or any of its affiliates; (iv) conduct by you in connection with your duties as an employee that is fraudulent or grossly negligent or that you knew or reasonably should have known to be unlawful, provided that any action taken by you on the advice of Tower’s General Counsel (or his/her designee) shall not be treated as unlawful for purposes of this clause (iv); (v) personal conduct by you (including but not limited to, employee harassment or discrimination, or the use or possession at work of any illegal controlled substance) which seriously discredits or damages Tower or any of its affiliates; or (vi) contravention by you of a specific lawful direction of the Board of Managers or Tower’s Chief Executive Officer, failure by you to adhere to any applicable policy or procedure of Tower or its applicable affiliate of which you have knowledge or which has been provided to you in writing, or inattention to or failure to perform your material duties for Tower or its affiliate; provided, that, with respect to clauses (iv) and (vi) only, you shall have thirty (30) days after notice from Tower, which notice shall set forth in reasonable detail a description of the deficiency determined to constitute Cause, to cure the deficiency leading to the Cause determination, if curable. A termination for “Cause” shall be effective immediately (or on such other date set forth by Tower).

In the event that an IPO is consummated on or before October 31, 2010 (the “Current IPO”), your bonus will equal $            (the “Bonus Amount”).

In the event that Tower’s Board (or a committee of such Board) elects to pay your Bonus Amount in the form of RSU’s (as defined herein), then the number of shares of Common Stock (as defined herein) covered by your RSU’s shall equal              shares of Common Stock, representing (a) your Bonus Amount divided by (b) the Mid-Point (as defined herein). In the event that Tower’s Board (or a committee of such Board) elects not to pay the Bonus Amount in the form of RSU’s, then the form of such payment shall be an equity award granted under the Plan (as defined below) of equivalent value to the RSU’s described herein, as mutually agreed by you and Tower’s Board (or a committee of such Board), subject to the same vesting terms and eligibility terms as are described herein with respect to the RSU’s. The determination of whether to pay the Bonus Amount in RSU’s or such other form of equity shall be solely in the discretion of Tower’s Board (or a committee of such Board).

For purposes of this letter, the phrase “Common Stock” shall mean common stock of Tower offered for sale in the IPO and the phrase “Midpoint” shall mean the mid-point of the price range of the Common Stock as set forth in the first preliminary prospectus filed by Tower with the SEC in connection with the Current IPO in which a price range for the Common Stock is disclosed (the “Red Herring Prospectus”).

Nature of Bonus in Connection with an Initial Public Offering

Tower’s Board expressly reserves the right to pay the Bonus Amount described in the foregoing provisions with a grant of restricted share units (“RSUs”) pursuant to a compensation plan (the “Plan”) adopted in connection with an IPO, provided that such RSUs cover the number of shares of Common Stock set forth above. Any such grant of RSUs shall be made pursuant to an agreement that will include the following terms (“Grant Agreement”):

1. Vesting. The RSUs shall vest as follows:

•

fifty percent (50%) of the RSUs shall vest nine (9) months after the IPO is consummated (the “First Vesting Date”), provided that you are employed by Tower or its affiliate on the First Vesting Date; and

•

fifty percent (50%) of the RSUs shall vest eighteen (18) months after the IPO is consummated (the “Second Vesting Date”), provided that you are employed by Tower or its affiliate on the Second Vesting Date.

2. Vesting of RSUs in the Event of a Non-Cause Termination. Notwithstanding the eligibility criteria described in paragraph 1, any RSU’s granted hereunder shall also vest in the event that (i) Tower or its applicable affiliate terminates your employment for any reason other than for Cause (as defined above) or (ii) your employment terminates on account of your death or disability (each a “Non-Cause Termination”), as follows:

•

if there is a Non-Cause Termination of your employment prior to the First Vesting Date, fifty percent (50%) of your RSUs shall vest on the earlier to occur of (i) the First Vesting Date and (ii) December 31 of the calendar year during which the Non-Cause Termination occurs, and your remaining unvested RSUs shall be forfeited; or

•

if there is a Non-Cause Termination of your employment on or after the First Vesting Date but before the Second Vesting Date, one hundred percent (100%) of your unvested RSUs shall vest on the earlier to occur of (i) the Second Vesting Date and (ii) December 31 of the calendar year during which the Non-Cause Termination occurs.

3. Issuance of Shares in Respect of RSUs. If you are granted RSUs and your RSUs vest, Tower shall issue and deliver to you, upon or within ten (10) days following the date of vesting, a number of shares of common stock of Tower that is equal to the number of RSUs that vest; provided, however, that if your RSUs vest as a result of a Non-Cause Termination occurring between December 15 and December 31 of a given year, such shares of common stock shall be issued during the first five (5) business days of the following calendar year.

4. Forfeiture. All unvested RSUs shall be forfeited upon any termination of service with Tower and its affiliates that does not constitute a Non-Cause Termination.

5. Lock-Up/Rule 144. The shares issuable in respect of RSUs shall be subject to any underwriter’s lock-up applicable to Tower’s directors and officers in connection with the IPO. Shares issuable in respect of RSUs that vest prior to any vesting date described above (each, a “Vesting Date”) as a result of a Non-Cause Termination shall also be subject to contractual restrictions on transfer prior to the applicable Vesting Date (including restrictions on indirect transfers of economic interest, such as hedging transactions), with a limited exception to permit sales in order to cover taxes arising as a result of the vesting. In addition, please note that the shares issuable in respect of RSUs may be “restricted shares” within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended, in which case such shares shall be subject to the applicable limitations imposed by that rule.

6. Voting Agreement. You will be required to enter into a voting agreement with Tower International Holdings, LLC (or such other entity designated by Tower and described in the Red Herring Prospectus), requiring you to vote your shares issuable in respect of RSUs in the same manner that Tower International Holdings, LLC (or such other entity) votes its shares of Tower.

7. Withholding. Tower shall, upon any taxable event arising in relation to the RSUs, deduct or withhold from the shares of common stock of Tower otherwise issuable to you in respect thereof, the minimum statutory amount required to satisfy all applicable federal, state, local and foreign income, wage and employment tax obligations and remit an equivalent amount in cash to the applicable taxing authority; provided, however, that you shall have the opportunity instead to satisfy such minimum statutory withholding tax obligations by making a cash payment to Tower, by instructing Tower to make an appropriate deduction from other compensation payable to you, and/or by any other method approved by Tower under the Plan. Notwithstanding the foregoing, if a minimum statutory amount of withholding does not apply under the laws of any foreign jurisdiction, Tower may withhold such amount for remittance to the applicable taxing authority of such jurisdiction as Tower determines in its discretion, uniformly applied, to be appropriate.

8. Other Terms. The grant of RSUs shall be subject to such other terms as Tower’s Board reasonably determines, provided that such terms shall not modify the provisions described above and shall otherwise be customary for grants of restricted shares or RSUs of comparable public companies to executives.

9. Other Definition. For purposes of this letter, the term “affiliate” shall mean each direct and indirect subsidiary of Tower.

The foregoing does not constitute a commitment by the Board (or any committee thereof) of Tower to replace the Bonus Amount with RSU’s in the event of an IPO, but an agreement by you to permit such replacement as described above in the event that the Board (or any committee thereof) of Tower determines to effect such a replacement.

Section 409A. It is intended that any Bonus Amount or RSUs payable or provided pursuant to this Agreement shall not be subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and rulings promulgated thereunder (“Section 409A”). To the extent that any provision in this letter is ambiguous as to its compliance with Section 409A, the provision shall be interpreted in a manner so that no amount payable hereunder shall be subject to an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.

Effectiveness. It is acknowledged that this letter shall cease to be effective if (i) Tower does not file a preliminary prospectus with the SEC in connection with an IPO in which a price range for the Common Stock is disclosed or (ii) Tower files such a preliminary prospectus but such price range, the number of shares of Common Stock offered to the public (excluding shares covered by the underwriters’ overallotment option), as set forth in such preliminary prospectus, or the number of shares of Common Stock to be owned by Tower International Holdings, LLC immediately prior to the consummation of the IPO, as set forth in such preliminary prospectus, are inconsistent with the price range and share numbers as approved by Tower’s Board. In the event that this letter ceases to be effective pursuant to this paragraph, the Original Letter shall apply to an IPO; provided, however, that you and the Company shall use reasonable best efforts to replace this letter with a comparable letter if Tower elects to pursue an IPO on terms that differ from the terms described in clause (ii) on or before October 31, 2010.

Other Information About Your Bonus

Your bonus will not be considered in calculating your eligibility for (or the amount of) any other compensation or benefits, including, without limitation, bonuses, disability, life insurance, retirement benefits or contributions, severance or any other benefit or coverage.

This letter does not create a vested right to the Bonus Amount and nothing in this letter or any other communication, verbal or written, may be interpreted as a guarantee of a bonus or other payment whatsoever to any person.

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Please confirm your acceptance of the foregoing terms of this letter by executing this letter in the place provided below. Please return this letter with your original signature to Bill Cook as soon as possible and retain a copy for your records.

Any amount payable to you pursuant to this letter will be subject to withholding of the minimum statutory amount required to satisfy all applicable federal, state, local and foreign income, wage and employment tax obligations relating to such payment; provided, however, that if a minimum statutory amount of withholding does not apply under the laws of any foreign jurisdiction, Tower may withhold such amount for remittance to the applicable taxing authority of such jurisdiction as Tower determines in its discretion, uniformly applied, to be appropriate.

This letter shall be construed under the laws of the State of Delaware, without regard to conflict of laws principles.

If you have any questions concerning the bonus opportunity presented by this letter, please contact the undersigned.

Regards,

TOWER AUTMOTIVE, LLC

By:
Name: Mark Malcolm
Title: President and Chief Executive Officer

Your Signature	Date